Exhibit 99.1

Pioneering Northwest Craft Breweries Finalize Merger, Form Craft Brewers Alliance

Widmer, Redhook Combine Decades of Passion and Dedication

WOODINVILLE, Wash. & PORTLAND, Ore.--(BUSINESS WIRE)--Two of the country’s original craft breweries, Portland, Ore.-based Widmer Brothers Brewing Company and Woodinville, Wash.-based Redhook Ale Brewery, Incorporated (NASDAQ:HOOK), today announced the completion of their merger, renaming the combined company Craft Brewers Alliance, Inc.

David Mickelson, the president and chief operating officer of Redhook prior to the merger, and Terry Michaelson, president of Craft Brands Alliance (Redhook and Widmer’s sales and marketing joint venture), will serve as co-CEOs of the combined company. Kurt Widmer, co-founder of Widmer Brothers, will serve as the company’s chairman of the board. Paul Shipman, most recently Redhook chairman and chief executive officer, will serve as chairman emeritus. Craft Brewers Alliance will continue to be publicly traded on NASDAQ under the symbol HOOK, with headquarters in Portland, Ore., and management offices in Woodinville, Wash.

“We’re confident about what the future holds for this great company,” said Kurt Widmer. “Our dedicated and talented team of employees continues to craft some of the most respected beers in the industry. Together, we’re in a much better position to compete on a national basis in the increasingly popular and fast-growing craft beer industry.”

The merger brings together two like-minded craft brewers, each with more than two decades of dedication and passion for great beer. As a united company, the breweries will share ideas, build on their respective legacies and continue to craft the innovative beers for which they are known.

The merger resulted in existing Widmer Brothers and Redhook shareholders each holding approximately 50 percent of the outstanding shares in the combined company. Anheuser-Busch remains a strategic distribution partner for both sets of brands, and holds a minority equity stake in the company.

About Craft Brewers Alliance

Craft Brewers Alliance, Inc. (NASDAQ:HOOK) operates the Redhook and Widmer Brothers breweries in Portland, Ore., Woodinville, Wash., and Portsmouth, N.H. Its award-winning brands are distributed throughout the U.S. Redhook, at the forefront of the domestic craft brewing segment since its formation in 1981, is widely recognized for brewing excellence at domestic and international brewing competitions. Most recently, it was awarded three Gold Medals at the 2008 North American Beer Awards. Widmer Brothers Brewing Company was founded in Portland, Ore., by brothers Kurt and Rob Widmer in 1984. Prior to the merger, it was ranked the 11th largest brewery in the U.S., largely due to the popularity of its award-winning flagship beer, Widmer Hefeweizen, an unfiltered wheat beer typically served with a lemon. The brewery was named mid-sized brewery of the year at the Great American Beer Festival in 2002 and 2004. For more information visit www.redhook.com and www.widmer.com.

Forward-Looking Statements

The foregoing information regarding the merger includes forward-looking statements that are subject to risks and uncertainties, including, but not limited to, that the combination of Redhook and Widmer may not result in a company better positioned to compete on a national basis; that the craft beer industry may not continue to grow; that the operational, financial and management controls, reporting systems and procedures of the combined company may be inadequate; and that management may be unable to successfully execute their integration strategies or realize the expected benefits of the merger. Other factors that could create or contribute to other risks and uncertainties are more fully described in Redhook's filings with the SEC, including, but not limited to, Amendment No. 4 to Redhook's annual report on Form 10-K for the year ended December 31, 2007. The forward-looking statements in this press release speak only as of the date hereof, and Craft Brewers Alliance expressly disclaims any intent or obligation to update these forward-looking statements.

CONTACT:
Craft Brewers Alliance, Inc.
Tim McFall, 503-572-1734